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Exhibit 99

Tenet Healthcare Corporation Headquarters Office 3820 State Street Santa Barbara, CA 93105 Tel 805.563.6855 Fax 805.563.6871 http://www.tenethealth.com	NEWS RELEASE
Contacts:
	Media:	Gary Hopkins (805) 563-6885
	Investors:	Paul Russell (805) 563-7188 Diana Takvam (805) 563-6883

Court Denies Temporary Restraining Order Against Two Redding Physicians

        SANTA BARBARA, Calif.—Nov. 13, 2002—Tenet Healthcare Corporation (NYSE: THC) issued the following statement today:

        Shasta County Superior Court Judge Monica Marlow today denied a request for a temporary restraining order prohibiting two Redding, Calif., physicians, Chae Hyun Moon, M.D., and Fidel Realyvasquez, M.D., from practicing medicine. The state Attorney General's Office, acting on behalf of the Medical Board of California, had sought the temporary restraining order. The two physicians practice at Redding Medical Center, which is owned by a Tenet subsidiary.

        The two physicians are under investigation by the U.S. Attorney's Office regarding allegations that they provided unnecessary treatments to patients. These allegations have not been proven.

        Since the allegations were raised, the hospital has required that a cardiologist and a cardiac surgeon conduct concurrent review of any case these two physicians intend to perform at Redding Medical Center. Patient safety must remain the hospital's paramount concern.

        The heart program at Redding Medical Center continues to operate and the entire staff at the hospital remains committed to delivering quality patient care.

        Redding Medical Center and Tenet are cooperating fully with the investigation by the U.S. Attorney's Office. At the same time, the hospital continues to take steps to ensure that quality care continues to be delivered to its patients.

        Tenet Healthcare Corporation, through its subsidiaries, owns and operates 113 acute care hospitals with 27,726 beds and numerous related health care services. Tenet and its subsidiaries employ approximately 114,300 people serving communities in 16 states. Tenet's name reflects its core business philosophy: the importance of shared values among partners—including employees, physicians, insurers and communities—in providing a full spectrum of health care. Tenet can be found on the World Wide Web at www.tenethealth.com.

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    Certain statements in this release may constitute forward-looking statements. They are based on management's current expectations and could be affected by numerous factors and are subject to various risks and uncertainties. Certain of those risks and uncertainties are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-K and quarterly reports on Form 10-Q. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.

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Court Denies Temporary Restraining Order Against Two Redding Physicians